Exhibit 1

Officers and Directors of Ault & Company, Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Milton C. Ault, III Chief Executive Officer and Chairman of the Board of Directors	Executive Chairman of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 190 Las Vegas, NV 89141	USA
William B. Horne Chief Financial Officer and Vice Chairman of the Board of Directors	Chief Executive Officer of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 190 Las Vegas, NV 89141	USA
Henry C.W. Nisser President, General Counsel and Director	President and General Counsel of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 122 East 42nd Street, 50th Floor Suite 5000 New York, NY 10168	Sweden
Darren Magot Senior Vice President and Director	Senior Vice President of Hyperscale Data, Inc.	c/o Hyperscale Data, Inc. 11411 Southern Highlands Parkway, Suite 190 Las Vegas, NV 89141	USA
Adam Corey Independent Director	Vice President of Marsh & McLennan	c/o Ault & Company, Inc. 11411 Southern Highlands Parkway, Suite 190 Las Vegas, NV 89141	USA